PROMISSORY NOTE

U.S. $500,000.00	March19, 2012
(“Effective Date”)

This Promissory Note (“Note”) is being issued by First China Pharmaceutical Group, Inc., a Nevada corporation (the “Company”), with principal offices at Number 504, West Ren Min Road, Kunming City, Yunnan Province, People’s Republic, of China, 650000, to Belmont Group Ltd., a company organized under the laws of Samoa (“Holder”), with principal offices at Level 5, Development Bank of Samoa, Beach Road, Apia, Samoa,

     For value received, the Company promises to pay to Holder, or order, the principal sum of Five Hundred Thousand U.S. Dollars (U.S. $500,000.00) on or before twelve (12) months from the Effective Date (the “Due Date”), and to pay simple interest on the unpaid principal balance from the Effective Date at the annual rate of the lower of twelve percent (12%) or the highest rate permissible by law. Interest shall accrue and shall be payable on the Due Date, when all accrued but unpaid interest and the unpaid principal balance shall be paid in full.

     The Holder, will provide up to $500,000 in funds to the Company. The Holder requires that the proceeds of this Note only be used for maintain the Company’s good standing as a public company with the proceeds being used for the payment of audit fees, legal fees, investor relations expenses and other costs related to maintaining and developing the Company in good standing as a public company. The Holder requires that the $500,000 be utilized by the Company over a 12 month period.

     The Holder, will provide funds to the Company through draws. The Company can immediately draw up to with up to $150,000 from the Effective Date. Additional draws to a maximum of $100,000 per draw, will be provided 30 after the Effective Date, if requested by the Company. The Company must request draws in writing and the Holder will process and provide the Company the requested funds within 4 business days from the Company’s request.

     The Company may at any time, without penalty, prepay in whole or in part the unpaid balance of this Note. Each payment shall be credited first to accrued but unpaid interest and the balance to principal, and interest shall cease to accrue on the amount of principal so paid. Interest shall be computed on the basis of a year of 365 days for the actual number of days elapsed. Interest not paid when due shall thereafter bear like interest as the principal. All payments under this Note shall be made in lawful currency of the United States of America to the Holder at _______________.

     Neither this Note nor any rights hereunder may he assigned, conveyed or transferred, in whole or in part, by the Company without the Holder’s prior written consent. The rights and obligations of the Company and the Holder under this Note shall be binding upon and benefit their respective permitted successors, assigns, heirs, administrators and transferees.

     This Note shall he governed by and construed under the internal laws of the State of Nevada as applied to agreements among Nevada residents entered into and to be performed entirely within Nevada, without reference to principles of conflict of laws or choice of laws.

     The Company waives diligence, presentment, protest, demand and notice of protest, demand, dishonor and nonpayment of this Note, and expressly agrees that this Note, or any payment under it, may be extended by the Holder from time to time without in any way affecting the liability of the Company.

(signature page to follow)

     EXECUTED at First China Pharmaceutical Group, Inc., Kunming City, Yunnan Province, People’s Republic of China.

First China Pharmaceutical Group, Inc.

By: _________________________
Name: Zhen Jiang Wang
Title: Chief Executive Officer

Belmont Group Ltd.

By: _________________________
Name: Jose Pineda
Title: Manager